Exhibit 99.1

Tony Allen Elected a Director of
Graham Holdings Company

ARLINGTON, VA – February 23, 2021 – Graham Holdings Company (NYSE: GHC) announced today that Tony Allen has been elected to the Board of Directors.

Dr. Allen is the President of Delaware State University, one of the most storied Historically Black Colleges/Universities (HBCUs) in America. Allen serves over 5,000 students and manages a $144 million budget, a $27 million research portfolio and a $40 million endowment. Previously, Allen served as Executive Vice President and Provost for the institution.

Before his higher education career, Allen developed and led the Corporate Reputation Group at Bank of America. He also led communications for the bank’s largest divisions, including Consumer, Commercial Banking and Wealth Management. He started his financial services career as an executive vice president at MBNA America.

Allen began his career as a speechwriter and special assistant to then–United States Senator Joseph R. Biden, Jr. He most recently served as a member of the Advisory Council for the Biden-Harris Transition and Chief Executive Officer for the 59th Presidential Inaugural Ceremonies.

Chairman of the board of Graham Holdings Company, Donald E. Graham, said, “Tony’s career has spanned the public service, financial services and education sectors. His experience in these areas makes him an outstanding addition as a director of our company. We are fortunate that he has agreed to join our board.”

Allen is a member of the Economic and Community Advisory Council for the Federal Reserve Bank of Philadelphia and chair emeritus of the National Urban Fellows, which is widely viewed as the most prestigious fellowship for public sector professionals. He is a Whitney M. Young Awardee for Advancing Racial Equality, the National Urban League’s highest honor, and has received many honors for advancing social justice and educational access for all.

Allen holds a B.A. in Political Science and a Ph.D. in Urban Affairs & Public Policy from the University of Delaware and a Master of Public Administration from Baruch College (CUNY). He and his family reside in Delaware.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450